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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Mistras Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Mistras Group, Inc.
195 Clarksville Road
Princeton Junction, New Jersey 08550

September 16, 2011

Dear Mistras Shareholder:

        I am pleased to invite you to the 2011 annual shareholders meeting of Mistras Group, Inc. The meeting will be held at our headquarters at 195 Clarksville Road, Princeton Junction, New Jersey on Monday, October 17, 2011 at 5:00 p.m., Eastern Time.

        At the meeting, you and our other shareholders will be asked to vote on the following:

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  the election of seven directors to our Board of Directors;

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  the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012;

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  an advisory vote on our executive compensation;

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  an advisory vote on the frequency of shareholder advisory votes on our executive compensation; and

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  any other business which properly comes before the meeting.

        Our Annual Report, which is being sent with this letter and the accompanying Notice of Annual Meeting and Proxy Statement, contains detailed information about Mistras, including our audited financial statements for the fiscal year ended May 31, 2011.

        Regardless of whether or not you expect to attend the meeting in person, please read the Proxy Statement and vote as soon as possible. Information about how to vote is including in the accompanying proxy statement, proxy card or in the voting instructions you will receive from your bank or broker. It is important that your shares be represented.

Sincerely,
Sotirios J. Vahaviolos, Ph.D. Chairman of the Board, Chief Executive Officer and President

Mistras Group, Inc.
195 Clarksville Road
Princeton Junction, New Jersey 08550

NOTICE OF ANNUAL MEETING

September 16, 2011

        The Annual Shareholders Meeting of Mistras Group, Inc. will be held on Monday, October 17, 2011 at 5:00 p.m., Eastern Time at the Company's headquarters located at 195 Clarksville Road, Princeton Junction, New Jersey 08550. The details of the meeting are as follows:

When:	5:00 p.m., Eastern Time, Monday, October 17, 2011
Where:	Mistras Group Headquarters 195 Clarksville Road Princeton Junction, New Jersey 08550
Items of Business:	• Election of seven directors, constituting the entire Board of Directors
• Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012
• An advisory vote on the Company's executive compensation
• An advisory vote on the frequency of shareholder advisory votes on the Company's executive compensation
• Such other matters as may properly come before the meeting or at any adjournment or postponement thereof
Who can vote:	Holders of Mistras Group, Inc. common stock of record at the close of business on August 26, 2011 are entitled to vote at the meeting and any adjournment or postponement of the meeting.
Voting by proxy:
Please sign, date and return your proxy card or submit your proxy and/or voting instructions as described in the accompanying proxy statement or on the proxy card promptly so that a quorum may be represented at the meeting.

By order of the Board of Directors
MICHAEL C. KEEFE Executive Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS.
This Notice of Annual Meeting and attached Proxy Statement and Mistras Group, Inc.'s 2011 Annual Report are available electronically on the Internet at www.proxyvote.com and on the Company's website at http://investors.mistrasgroup.com/financials.cfm.

195 Clarksville Road Princeton Junction, NJ 08550

PROXY STATEMENT

GENERAL INFORMATION

        We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at our 2011 annual meeting of shareholders and at any adjournment or postponement of the meeting. You are invited to attend the annual meeting, which will take place on October 17, 2011, beginning at 5:00 p.m., Eastern Time, at the Company's headquarters at 195 Clarksville Road, Princeton Junction, New Jersey 08550. See the inside back cover of this Proxy Statement for directions. Shareholders will be admitted to the annual meeting beginning at 4:45 p.m., Eastern Time. Seating will be limited.

        The terms "Mistras," the "Company," "we," "our" and "us" means Mistras Group, Inc. and the term "Board" means our Board of Directors, unless the context indicates otherwise. We are incorporated in the State of Delaware, our common stock trades on the New York Stock Exchange (NYSE) under the symbol "MG" and our fiscal year ends May 31. All references to a year or fiscal year means the one year period ending on May 31 of that year, unless the context indicates otherwise.

        Proxy Solicitation.     The accompanying proxy is being solicited by our Board. The Notice of Annual Meeting, this Proxy Statement and the proxy card or voting instructions are first being mailed to the shareholders on or about September 16, 2011 concurrently with the mailing of the Company's 2011 Annual Report. In addition to this solicitation, employees of the Company may solicit proxies in person or by telephone. All costs of the solicitation of proxies will be borne by the Company. On the accompanying proxy, a shareholder of record (that is, shareholders who hold their shares in their own name with our transfer agent, American Stock Transfer & Trust Company) may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute Proxy must present adequate identification to the Corporate Secretary before the voting occurs. If you hold your shares in "street name" (that is, in the name of a bank, broker or other holder of record), contact your bank, broker or other holder of record for instructions and authorization to have someone attend the meeting for you.

        At the Meeting, the proxies appointed by the Board (the persons named in the proxy card or voting instructions) will vote your shares as you instruct. If you complete and submit your proxy as instructed without indicating how you would like to vote your shares, your proxy will be voted as the Board recommends.

        Voting Recommendation of the Board.     The Board recommends that shareholders vote:

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  FOR each of the seven nominees of the Board of Directors (Item 1);

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  FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012 (Item 2);

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  FOR the approval, on an advisory basis, of the compensation of our named executive officers (Item 3); and

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  FOR the approval, on an advisory basis, of an annual advisory vote on executive compensation (Item 4).

        Shareholders Entitled to Vote, Quorum and Votes Needed.     Shareholders of record of our common stock at the close of business on August 26, 2011 are entitled to notice of and to vote at the 2011 annual meeting of shareholders and at any and all adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum. On the record date, we had 27,676,029 shares outstanding.

        For Item 1, Election of Directors, directors are elected by a plurality of the votes cast, meaning the seven nominees receiving the most "FOR" votes will be elected to the Board. Only votes "FOR" will affect the outcome of the vote. Item 2, Ratification of Appointment of Independent Registered Public Accounting Firm, requires the affirmative vote of a majority of the shares present or represented and entitled to vote on that matter at the meeting. Abstentions from voting on this proposal will have the practical effect of a vote against this proposal because an abstention results in one less vote for the proposal. Similarly, Item 3, the advisory vote on executive compensation, also requires the affirmative vote of a majority of the shares present or represented and entitled to vote on that matter at the meeting. Abstentions from voting on this proposal and broker non-votes will have the practical effect of a vote against this proposal because an abstention or broker non-vote results in one less vote for the proposal. Item 4, the frequency of the vote on executive compensation, will be determined by a plurality. Therefore, the period of years (1, 2 or 3 years) receiving the most votes will be the period the Board will consider as being the one selected by shareholders on an advisory basis. Withheld votes or broker non-votes will not affect the outcome of the vote on this Item 4.

        If you hold your shares through a bank or broker and you do not instruct your bank or broker how to vote your shares, these shares are considered broker non-votes. Brokers may not vote your shares on the election of directors or on Items 3 and 4 regarding executive compensation in the absence of your specific instructions as to how to vote. See "Effect of Not Casting Your Vote" below.

        How to Vote.     You can vote your shares by completing and returning the proxy card or voting instruction card accompanying this Proxy Statement in the accompanying postage-paid envelope provided. You also have the option of voting your shares electronically on the Internet or by telephone. Voting over the Internet or telephone authorizes the named proxies to vote shares in the same manner as if you marked, signed, and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy.

        Changing Your Vote.     You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary at Mistras Group, 195 Clarksville Road, Princeton Junction, New Jersey 08550. If you voted via the Internet or by telephone you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary of the Company before the proxy is exercised or you vote by ballot at the meeting.

        Effect of Not Casting Your Vote.     If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a record holder of your shares of Mistras common stock. If you hold your shares through a bank, broker or other intermediary, which is commonly referred to as holding your shares in "street name," you are a beneficial holder but not a record holder. If you hold your shares in street name and want your shares to count in the Election of Directors (Item 1) or either of the advisory votes on executive compensation (Items 3 and 4), you will need to instruct your bank or broker how you want your shares voted. If you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors or on the advisory votes regarding executive compensation, no votes will be cast on your behalf on any of those items for which you did not provide voting instructions. Your bank or broker will have discretion to vote any uninstructed shares on the ratification of the appointment of the Company's independent registered public accounting firm (Item 2).

        If you are a shareholder of record and do not return your proxy, your shares will be considered not present at the meeting and no votes will be cast for your shares at the meeting and your shares will not be present for determining whether we have a quorum. If you return your proxy but do not cast your vote on your proxy, your shares will be voted as directed by the Board of Directors, which will be in favor of all the nominees listed in Item 1, in favor of Items 2 and 3, and in favor of the one year period in Item 4. If you return your proxy but abstain, no votes will be cast on your behalf on any of the items of business at the meeting but your shares will be counted for determining whether a quorum is present to conduct the meeting.

        Tabulating the Votes.     A representative from Broadridge Financial Services will tabulate the votes and will serve as inspector of election at the meeting.

        Voting Results.     We will announce preliminary voting results at the meeting. Voting results will also be disclosed in a Form 8-K filed with the Securities and Exchange Commission, or the SEC, soon after the meeting, which will be available on our website.

        Electronic Access to Proxy Materials and Annual Report.     This Proxy Statement and our 2011 Annual Report are available electronically on the Internet at www.proxyvote.com. You may also access these documents on our Web site at http://investors.mistrasgroup.com/financials.cfm.

CORPORATE GOVERNANCE

Overview

        Our Board is committed to maximizing shareholder value over a sustained period of time, and believes that good corporate governance is an important factor in achieving this goal. The Board has adopted and adheres to corporate governance guidelines and practices that the Board and senior management believe are sound and promote this purpose. Our Board continually reviews our governance practices and updates them, as appropriate, based upon Delaware law (the state in which we are incorporated), New York Stock Exchange, or NYSE, rules and listing standards, and SEC regulations, as well as best practices suggested by recognized governance authorities.

        All of our relevant corporate governance documents are available on the corporate governance section of the investor page at our website at http://investors.mistrasgroup.com/governance.cfm. At this site, shareholders can view our:

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  Corporate Governance Guidelines

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  Audit Committee Charter

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  Compensation Committee Charter

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  Corporate Governance Committee Charter

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  Code of Conduct

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  Code of Ethics for Executive Officers and Senior Financial Officers and Managers

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  Director Nominating Process and Policy

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  Director Qualification Criteria

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  Securityholder Communication Policy

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  Certificate of Incorporation

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  By-Laws

Board of Directors and Director Independence

        Our Board of Directors currently consists of seven members: Daniel M. Dickinson, James J. Forese, Richard H. Glanton, Michael J. Lange, Ellen T. Ruff, Manuel N. Stamatakis and Sotirios J. Vahaviolos.

        In July 2011, the Board and Corporate Governance Committee undertook a review of the independence of the directors and considered whether any director has a relationship with us that would preclude a determination of independence within the meaning of the rules of the NYSE. As a result of this review, our Board determined that Ms. Ruff and Messrs. Dickinson, Forese, Glanton and Stamatakis, representing five of our seven directors and all of our non-employee directors, are "independent directors" as defined under the NYSE rules because none of these directors had any material relationships with the Company.

Committees of the Board

        Our Board has established three standing committees: Audit Committee, Compensation Committee and Corporate Governance Committee. Each committee operates pursuant to a written charter and all committees are comprised solely of independent directors. The composition of the committees is set forth below, and a description of each committee follows.

Director	Audit Committee	Compensation Committee	Corporate Governance Committee
Daniel M. Dickinson		Chairman	Member
James J. Forese	Chairman
Richard H. Glanton		Member	Member
Ellen T. Ruff	Member
Manuel N. Stamatakis	Member	Member	Chairman

Audit Committee

        Our Board has determined that each member of our Audit Committee meets the requirements for independence and financial literacy, and that Mr. Forese qualifies as an audit committee financial expert, under the applicable requirements of the NYSE and SEC rules and regulations. The audit committee is responsible for, among other things:

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  selecting and hiring our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

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  evaluating the qualifications, performance and independence of our independent registered public accounting firm;

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  monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

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  reviewing the adequacy and effectiveness of our internal control policies and procedures;

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  discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results; and

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  preparing the audit committee report included in our proxy statement.

Compensation Committee

        The compensation committee is responsible for, among other things:

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  reviewing and approving the following for our executive officers: annual base salaries, annual incentive bonuses, including specific goals, targets and amounts, equity compensation, employment agreements, severance arrangements and change in control arrangements and any other benefits, compensation or arrangements;

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  reviewing and recommending, in conjunction with the Corporate Governance Committee, compensation programs for outside directors;

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  reviewing and approving the compensation discussion and analysis and issuing the compensation committee report included in our proxy statement; and

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  administering, reviewing and making recommendations with respect to our equity compensation plans.

Corporate Governance Committee

        Our Corporate Governance Committee is responsible for, among other things:

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  assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of shareholders to the Board;

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  reviewing our corporate governance principles and practices and recommending changes, as appropriate, in light of developments in governance practices;

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  overseeing the evaluation of our Board and management;

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  reviewing the succession planning for our Board and executive officers;

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  recommending members for each Board committee to our Board; and

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  reviewing and monitoring our code of conduct and actual and potential conflicts of interest of members of our Board and our executive officers.

Board Leadership Structure

        Under our corporate governance guidelines, the Board does not have a policy on whether or not the roles of the Chairperson and Chief Executive Officer, or CEO, should be separate or combined. The Board believes it should be free to determine what is best for the Company at a given point in time. We have not separated the roles of Chairman and CEO, with the Company's founder and 43% shareholder, Dr. Vahaviolos, serving in that dual role. The independent directors believe that the Company's current model of the combined Chairman/CEO role in conjunction with the Lead Director position is the appropriate leadership structure for Mistras at this time.

        The independent directors believe that each of the possible leadership structures for a board of directors has its own advantages and disadvantages, which must be considered in the context of the specific circumstances, culture and challenges facing a company. The combined Chairman/CEO model is a leadership model that has served our shareholders well, as our Chairman and CEO, Dr. Vahaviolos, was the founder who built the Company from the beginning and led it through numerous economic cycles and a successful initial public offering, or IPO. The Company experienced excellent growth in revenue and profitability over many years, which has continued after the IPO. Dr. Vahaviolos' combined role enables decisive leadership, ensures clear accountability, and enhances the Company's ability to communicate its message and strategy clearly and consistently to the Company's shareholders, employees, customers and suppliers. Dr. Vahaviolos possesses detailed, in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to develop agendas that ensure that the time and attention of the Board are focused on the most critical matters. This structure also enables our Chairman and CEO to act as a bridge between management and the Board, helping both to act with a common purpose. In addition, the Corporate Governance Committee and the other independent directors considered Dr. Vahaviolos' 43% ownership of the Company and how that aligns him with the interests of all shareholders. The Corporate Governance Committee and the independent directors intend to review periodically this structure to ensure it remains appropriate for the Company.

Lead Director

        In July 2010, the Board established the position of independent Lead Director, which the Board determined should also be the Chair of the Corporate Governance Committee. At that time, the Board designated Mr. Stamatakis, the Chair of the Corporate Governance Committee, as the Lead Director. The Lead Director serves as a liaison between management and non-management members of the Board; participates in setting the agenda for Board meetings; leads the executive sessions of the Board;

communicates to the CEO results of the executive sessions, including any follow up actions; and is involved in other governance matters.

Code of Ethics and Code of Conduct

        We have a Code of Ethics for Executive Officers and Senior Financial Officers and Managers, which applies to our Chief Executive Officer, Chief Financial Officer and all other executive officers, principal accounting officer or controller, or persons performing similar functions, and other senior finance and accounting managers. This code of ethics requires that our executive officers and financial leaders act with honesty, integrity and a high level of ethics. This code also requires full, fair, timely and accurate reporting and disclosure of information in reports to the SEC and to the public.

        We have also adopted a Code of Conduct that applies to all of our employees, officers and directors. Our Code of Conducts established guidelines for honesty and professionalism we expect all Mistras directors, officers and employees to follow at all times when representing or working for Mistras and is intended to foster an atmosphere of high integrity and accountability. The Code of Conduct requires all employees to comply with all laws and regulations and addresses issues such as dealing with customers and suppliers, protecting confidential information, intellectual property and other valuable company assets, avoiding conflicts of interest, following employment policies and practices and other matters involving good corporate conduct.

Nomination of Directors

        The Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and for recommending nominees to the Board for election at the annual meeting of shareholders. To facilitate this process, the committee and the Board adopted a Director Nominating Process and Policy and Director Qualification Criteria. The Director Nominating Process and Policy and the Director Qualification Criteria articulate a process and qualifications that are clear, specific and prudent to help the Corporate Governance Committee and the Board identify and select the most qualified directors to meet our needs and provide a well-functioning Board.

        In accordance with the policy, the Corporate Governance Committee will take into account the Board's current and anticipated strengths and needs, based upon the Board's current profile and the Board's current and anticipated needs. Among the criteria considered by the committee are experience or expertise in accounting, finance, management, international business, compensation, corporate governance, strategy, industry knowledge and general business matters, as well as diversity within the Board. While the Board does not have a specific policy on Board diversity, it is one aspect the Corporate Governance Committee and the Board will take into account when considering potential director candidates.

        As set forth in the Director Qualification Criteria, the Board seeks candidates for director who possess the following: (1) the highest level of integrity and ethical character, (2) personal and professional reputations consistent with the Company's image and reputation, (3) sound judgment, (4) financial literacy, (5) independence, (6) significant experience and proven superior performance in professional endeavors, (7) an appreciation for board and team performance, (8) the commitment to devote the time necessary for service on our Board, (9) skills in areas that will benefit the Board and (10) the ability to make a long-term commitment to serve on the Board. The Corporate Governance Committee will also seek to have at least one independent director who meets the definition of an audit committee financial expert under SEC rules.

        The Corporate Governance Committee may rely on various sources to identify potential director nominees. These include input from directors, management, others the Corporate Governance Committee considers reliable, and professional search firms. The Corporate Governance Committee will consider director nominations made by a shareholder or other sources (including self-nominees) if these individuals meet our Director Qualification Criteria. If a candidate proposed by a shareholder or other source meets the criteria, the individual will be considered on the same basis as other candidates. For consideration by the Corporate Governance Committee, the submission of a candidate must be sent to the attention of the Corporate Secretary, at our headquarters at 195 Clarksville Road, Princeton Junction, New Jersey 08550. The submission should be received by June 1, 2012 in order to receive adequate consideration for the 2012 annual meeting and must include sufficient details to demonstrate that the potential candidate meets the Director Qualification Criteria.

Other Key Governance Matters

        Executive Sessions.     The Audit Committee met four times and the Compensation Committee and Corporate Governance Committee each met once during fiscal year 2011 in executive session without members of management present. The independent directors met three times during fiscal year 2011 in executive session, without the Chairman and CEO or any other member of management present.

        Board Oversight of Risk Management.     The Board believes that overseeing how management manages the various risks the Company faces is one of its important responsibilities. The risk oversight function is administered both in full Board discussions and in individual committees that are tasked by the Board with oversight of specific risks, as summarized below.

Board/Committee	Primary Areas of Risk Oversight
Full Board of Directors	Strategic, financial and execution risks and exposures associated with the annual operating plan, and strategic planning (including matters affecting capital allocation); and other matters that may present material risk to the company's operations, plans, prospects or reputation; and acquisitions and divestitures (including through post-closing reviews).
Audit Committee

Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Corporate Governance Committee	Risks and exposures relating to our programs and policies for corporate governance; and succession planning.
Compensation Committee

Risks and exposures associated with leadership assessment, management development and succession planning, and executive compensation programs and arrangements, including incentive plans. The compensation committee reviews compensation arrangements and programs to ensure that they do not create incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

        The Board and its committees receive information and reports from management on the status of the Company and the risks associated with the Company's strategy and business plans.

        Board Meetings.     During 2011, the Board held four meetings, the Audit Committee and the Compensation Committee had four meetings and the Corporate Governance Committee had three meetings. Each director attended at least 75% of the total meetings of the Board and the committees on which he or she served.

         Annual Meeting Attendance.     The Company expects all directors to attend the annual meeting of shareholders.

        Communication with the Board.     Shareholders, employees and others may contact the Board or any of the Company's directors (including the Lead Director) by writing to them c/o Corporate Secretary, Mistras Group, 195 Clarksville Road, Princeton Junction, New Jersey 08550. The Company's process for handling communications to the Board or the individual directors is set forth in our Securityholder Communication Policy, which has been approved by the Board and can be found on our website at www.investor.mistrasgroup.com/governance.cfm.

 DIRECTOR COMPENSATION

        We began compensating our non-employee directors in 2011. Prior to then, our non-employee directors did not receive any compensation. In fiscal 2011, the Board adopted a non-employee director compensation plan. Under the plan, directors received an annual equity grant with a fair market value of $20,000 on the grant date. This grant was originally restricted stock units (subsequently converted to shares of common stock on June 1, 2011). In addition, each non-employee director received an annual director fee of $20,000 (payable quarterly). The chair of the Audit Committee received a fee of $10,000 and the chairs of the Compensation Committee and the Corporate Governance Committee each received a fee of $7,500. The annual director fee and the committee chair fees are paid in cash, but a director can elected to receive these amounts in shares of our common stock.

        For fiscal 2012, the annual director fee has been increased to $30,000 and the annual equity grant will be made in shares of our common stock with an intended market value on the date of grant of $40,000. The committee chairperson fees remain the same as in 2011. The retainers and committee chair fees will be paid quarterly in cash, but directors can elect to receive these fees in shares of our common stock.

        The following is the compensation of our non-employee directors in fiscal 2011.

	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Elizabeth Burgess(2)	10,000	—	10,000
Daniel Dickinson(3)	27,500	—	27,500
James Forese(3)	30,000	—	30,000
Richard Glanton	20,000	20,000	40,000
Ellen Ruff(2)	6,667	6,667	13,334
Manuel Stamatakis		47,500	47,500

(1)
Stock awards are valued based upon the fair market value at the time of the grant.

(2)
Ms. Burgess and Ms. Ruff were directors for only a portion of the fiscal year, and their fees and awards are reflective of this.

(3)
Messrs. Dickinson and Forese elected to defer their 2011 equity awards.

        As discussed in the Compensation Discussion and Analysis ("CD&A") below, the Compensation Committee retained Pay Governance LLC to review various aspect our executive compensation programs. In conjunction with that review, Pay Governance also benchmarked our non-employee director compensation against a peer group, which is discussed further in the CD&A, and a broad general industrial comparable group. The Board took this information into consideration, as well as the directors' general knowledge of the levels of compensation for non-employee directors at public companies, when deciding to increase non-employee director compensation for 2012.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During fiscal year 2011, Messrs. Dickinson, Glanton and Stamatakis served as members of our Compensation Committee. None of the members of our Compensation Committee has been an officer or employee of Mistras, or had any other relationship with us requiring disclosure in this proxy statement. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedure for Approval of Related Person Transactions

        The Company has a written Related Person Transaction Policy, which requires the approval or ratification by the Corporate Governance Committee for any transaction or series of transactions exceeding $120,000 in which the Company is a participant and any related person has a material interest for which disclosure is required under Item 404(a) of SEC Regulation S-K. Related persons include our directors, director nominees and executive officers and their family members, and persons controlling more than 5% of our common stock.

        Under the Related Person Transaction Policy, all directors and executive officers of the Company have a duty to report to the Chairman, General Counsel or Lead Director potential conflicts of interest or transactions with related persons. Management has established procedures for monitoring transactions that could be subject to approval or ratification under the Policy.

        Once a related person transaction has been identified, the Corporate Governance Committee, and in some cases the Audit Committee, will review all of the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Corporate Governance Committee will take into account, among other factors, whether the transaction is on terms no less favorable to the Company than terms generally available from unaffiliated third-party under the same or similar circumstances and the extent of the related person's interest in the transaction. If advance Corporate Governance Committee approval of a transaction is not feasible, the transaction will be considered for ratification at the Corporate Governance Committee's next regularly scheduled meeting.

Transactions with Related Persons

        There are no family relationships between or among any directors, nominees and executive officers of the Company.

        The following are transactions with related persons requiring approval under our policy. We entered into most of these transactions prior to our IPO. Since our IPO, the Corporate Governance Committee has reviewed all of these transactions and has either pre-approved or ratified each transaction which required the committee's approval or ratification.

        We lease our headquarters, located at 195 Clarksville Road, Princeton Junction, New Jersey, from an entity majority-owned by Dr. Vahaviolos, our Chairman, CEO and President. The lease currently provides for monthly payments of approximately $64,000 (which increases annually to a maximum of approximately $72,000) and terminates on October 31, 2014.

        Our wholly owned subsidiary, Mistras Group SA, leases office space located at 27 Rue Magellan, Sucy-en-Brie, France, which is partly owned by Dr. Vahaviolos. The lease provides for monthly payments of approximately $16,000 per month and terminates January 12, 2016.

        Envirocoustics A.B.E.E, our subsidiary in Greece, entered into an employment agreement with the daughter of Dr. Vahaviolos pursuant to which she serves as Managing Director of Envirocoustics A.B.E.E. The employment agreement provides for a monthly salary and other compensation, including incentive bonuses, plus reimbursement of certain expenses. During fiscal 2011, Dr. Vahaviolos' daughter received approximately $150,000 in total compensation and benefits. At the landlord's request, Dr. Vahaviolos' daughter personally guaranteed payments on a four year lease at approximately $6,700 per month for office space in Greece used by Envirocoustics A.B.E.E. We have agreed to indemnify Dr. Vahaviolos' daughter should she make any payments or incur any costs or loss on account of her guaranty.

        In connection with our Class B Convertible Redeemable Preferred Stock financing prior to our IPO, we entered into an investor rights agreement with our preferred stockholders, including Dr. Vahaviolos and entities affiliated with Ms. Burgess, a former director, and Mr. Dickinson and Mr. Forese, two of our current directors. Pursuant to this agreement, we granted these shareholders registration rights with respect to shares of our common stock which were issued to them at the time of our IPO resulting from the conversion of their shares of preferred stock. As of May 31, 2011, the entities affiliated with Ms. Burgess and Messrs. Dickinson and Forese no longer had shares covered by these registration rights.

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE

Stock Ownership

        The following table sets forth information regarding the beneficial ownership of our common stock as of July 31, 2011, by (1) each of our directors, (2) each of the executive officers named in the summary compensation table, (3) all of our directors and executive officers as a group, and (4) all other shareholders known by us to own beneficially more than five percent of our common stock.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of July 31, 2011 (September 29, 2011), pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not for the purpose of computing the percentage ownership of any other person shown in the table. As of July 31, 2011, we had 27,671,342 shares of common stock outstanding.

        Except as indicated in footnotes to this table, we believe that the shareholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such shareholders. The address for the directors and executive officers set forth below is Mistras Group, 195 Clarksville Road, Princeton Junction, NJ 08550.

Name	Shares Beneficially Owned	Percentage of Class
Directors and Officers
Sotirios J. Vahaviolos(1)	12,366,763	43.1%
Daniel M. Dickinson	4,000	*
James J. Forese	50,000	*
Richard H. Glanton	2,110	*
Michael J. Lange(1)	522,000	1.9%
Ellen T. Ruff	396	*
Manuel N. Stamatakis	10,273	*
Francis T. Joyce(1)	8,750	*
Dennis Bertolotti(1)	67,050	*
Michael C. Keefe(1)	20,313	*
Directors and Executive Officers as a Group(1)	13,464,017	46.6%
Other 5% Holders
Baron Capital Group, Inc. and related persons(2)	2,605,800	9.4%
Newland Capital Management, LLC and related persons(3)	2,559,452	9.3%

*
Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)
Includes options to purchase common stock exercisable as of July 31, 2011 or within 60 days thereafter and all unvested restricted stock units ("RSUs") for the following amounts:

	Options	RSUs	Total
Sotirios J. Vahaviolos	975,000	30,000	1,005,000
Francis T. Joyce	8,750	—	8,750
Michael J. Lange	84,500	13,500	98,000
Dennis Bertolotti	13,000	11,000	24,000
Michael C. Keefe	15,313	5,000	20,313
Directors and Officers as a Group	1,177,813	73,200	1,251,013
(2)
Based upon a Schedule 13G filed with the SEC for the year ended December 31, 2010. Baron Capital Group, Inc. and Ronald Baron share dispositive power with respect to all such shares of common stock and share voting power with respect to 2,355,800 shares of common stock. Baron Small Cap Fund and Baron Capital Management, Inc. have reported shared voting and dispositive power with respect to 1,750,000 and 5,800 shares of common stock, respectively. BAMCO, Inc. has reported shared voting power with respect to 2,350,000 shares of common stock and shared dispositive power with respect to 2,600,000 shares of common stock. The address of each of the reporting persons is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(3)
Based upon a Schedule 13G filed with the SEC for the year ended December 31, 2010. Newland Capital Management, LLC, Newland Master Fund, Ltd., Ken Brodkowitz and Michael Vermut share voting and dispositive power with respect to all such shares of common stock. The address of Newland Capital Management, LLC, Ken Brodkowitz, and Michael Vermut is c/o Newland Capital Management, LLC, 350 Madison Avenue, 11th Floor, New York, NY 10017. The address of Newland Master Fund, Ltd. is c/o Goldman Sachs (CAYMAN) Trust, Limited, P.O. Box 896, Gardenia Court, Suite 3307, 45 Market Street, Camana Bay, Cayman Islands KYI-1103.

Section 16(a) Beneficial Ownership Reporting Compliance

        We believe that during fiscal 2011, all reports for our executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis, except Mark Carlos was one day late filing one report.

PROPOSALS REQUIRING SHAREHOLDER APPROVAL

ITEM 1:    ELECTION OF DIRECTORS

        All seven members of our Board of Directors are standing for election for a one-year term expiring at the 2012 annual shareholders meeting or until their successors have been elected and qualified, or until their death, resignation or retirement. Six of our seven directors were elected at our 2010 annual shareholders meeting. One director, Ms. Ruff, is up for election for the first time by shareholders. Ms. Ruff was recommended to the Corporate Governance Committee and the Board by non-management directors.

        The following contains the background, experience and other information about the nominees. Following each nominee's biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that contributed to the Corporate Governance Committee's and the Board's determination that the nominee should serve as a director. In addition, a majority of our independent directors serve or have served on boards and board committees (including, in many cases, as committee chairs) of other public companies, which we believe provides them with additional board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board.

        We believe that each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board.

Nominees:

Daniel M. Dickinson

Director since August 2003
Age 50

        Mr. Dickinson is currently a Managing Partner of HCI Equity Partners (formerly Thayer -- Hidden Creek Partners), a private investment firm located in Washington, DC, where he has been employed since 2001. Prior to joining HCI Equity Partners in 2001, Mr. Dickinson was Co-Head of Global Mergers & Acquisitions at Merrill Lynch. Mr. Dickinson serves as a director and a member of the audit committee of Caterpillar, Inc. and as a director and a member of the governance & nominating and the compensation committees of Progressive Waste Solutions Ltd. as well as a director of several private companies. Mr. Dickinson received a J.D. and M.B.A. from the University of Chicago and a B.S. in Mechanical Engineering and Materials Science from Duke University.

        The Board believes that Mr. Dickinson's experience in mergers and acquisitions, private equity business and role as an investment banker provides important insight for the Company's growth strategy, which includes acquisitions. His significant financial expertise and experience, both in the U.S. and internationally, contributes to the Board's understanding and ability to analyze complex issues, particularly as the Company looks to expand its international business. His experience as a director of large, publicly-traded multinational corporations enables him to provide meaningful input and guidance to the Board and the Company.

James J. Forese

Director since August 2003
Age 75

        Mr. Forese is an Operating Partner and Chief Operating Officer of HCI Equity Partners (formerly Thayer -- Hidden Creek Partners), positions he has held since he joined the firm in July 2003. Prior to joining HCI Equity Partners, Mr. Forese served as President and Chief Executive Officer of IKON Office Solutions, Inc. from 1998 to 2002 and retired as Chairman in 2003. Before IKON, Mr. Forese served as Controller and Vice President of Finance at IBM Corporation and Chairman at IBM Credit Corporation. Mr. Forese has been on the Board of Directors of SFN Group (formerly Spherion Corporation) since 2003 and has been its non-executive chairman since May 2007 and is also chairman of the corporate governance and nominating committee; director and chairman of the audit committee of Progressive Waste Solutions Ltd., and non-executive chairman since January 2010; director of several private companies; former director of Lexmark International, Inc., NUI Corporation, Southeast Bank Corporation, Unisource Worldwide, Inc. and American Management Systems, Incorporated. Mr. Forese also served as a director, audit committee chair and member of the compensation committee of Anheuser-Busch Companies Inc. from April 2003 until November 2008. Mr. Forese received a B.E.E. in Electrical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Massachusetts Institute of Technology.

        The Board believes Mr. Forese, as a result of his vast experience and demonstrated success as an executive, possesses knowledge and experience in various areas, including business leadership, banking, finance, technology, and public and private company board experience, which strengthens the Board's overall knowledge, capabilities and experience. In addition, Mr. Forese' experience with audit committees and as Vice President of Finance and Controller at IBM provides the Board with an audit committee financial expert which further strengthens the some of the Board's and Audit Committee's key functions, such as oversight of financial reporting and internal controls.

Richard H. Glanton

Director since October 2009
Age 64

        Mr. Glanton is Chief Executive Officer and Chairman of the Philadelphia Television Network, a privately-held media company and managing member of ElectedFace LLC, an on-line service that connects people to the elected officials. From May 2003 to May 2007, Mr. Glanton served as the Senior Vice President of Corporate Development for Exelon Corporation and from 1986 to 2003, he was a partner in the law firm of Reed Smith LLP in Philadelphia. Mr. Glanton currently is a director of Aqua America, Inc., where he is chairman of the corporate governance committee and serves on the executive committee of the Board; a director of The GEO Group, Inc. where he is chairman of the audit and finance committee and serves on the executive governance committee and the compensation committee; and is a member of the Board of Trustees of Lincoln University. Mr. Glanton has more than 25 years of legal experience in law firms, over a decade of executive experience and has approximately 28 years of continuous experience serving on boards of publicly traded companies. Mr. Glanton received a B.A. degree in English from West Georgia College and a J.D. from University of Virginia School of Law.

        The Board believes Mr. Glanton's experience and knowledge in acquisitions, the power utility industry, legal and general business matters, his extensive experience as a director of publicly traded companies and his demonstrated leadership roles in other business activities are important qualifications, skills and experience that benefits the Board. His extensive corporate finance and legal knowledge also contribute to the Board's collective knowledge, capabilities and experience.

Michael J. Lange

Director since 2003
Age 51

        Mr. Lange is Group Executive Vice President, Services for the Company, overseeing our entire Services division. Mr. Lange joined Mistras when it acquired Quality Services Laboratories in

November 2000. Mr. Lange is a well recognized authority in radiography and has held an American Society for Nondestructive Testing (ASNT) Level III Certificate for 20 years. Mr. Lange received an Associate of Science degree in NDT from the Spartan School of Aeronautics in 1979.

        The Board believes that Mr. Lange's extensive knowledge and experience in the NDT field, and the business acumen and leadership he has demonstrated by the growth in the revenues of the Services segment since he joined the Company in 2000, provides an important operational and industry perspective that is valuable to the Board. In addition, Mr. Lange has been instrumental in the successful integration of numerous NDT services companies Mistras has acquired over the past several years, providing valuable insight and perspective to the Board as it considers strategies for future growth.

Ellen T. Ruff

Director since February 2011
Age 62

        Ms. Ruff is currently a partner in the law firm McGuire Woods, LLP, where she focuses on state and Federal regulation for the firm's energy clients, having joined the firm in July 2011. Previously, Ms. Ruff had a 32 year career with the Duke Energy organization, one of the largest electric power companies in the United States focused on electric power and gas distribution operations, and other energy services in the Americas. Most recently, Ms. Ruff served as President of Nuclear Development at Duke Energy from December 2008 until her retirement in December 2010. Prior to that position, Ms. Ruff served as President of Duke Energy Carolinas, an electric utility providing electricity and other services to customers in North Carolina and South Carolina. Ms. Ruff joined the Duke Energy organization in 1978 and prior to these last two offices, held various positions, including, Vice President and General Counsel of Corporate, Gas and Electric Operations; Senior Vice President and General Counsel for Duke Energy; Senior Vice President of Asset Management for Duke Power; Senior Vice President of Power Policy and Planning; Group Vice President of Power Policy and Planning; and Group Vice President of Planning and External Affairs. Ms. Ruff currently serves on the Board of Directors of Aqua America, Inc., having been first elected to its board in 2006, and is a member of its Executive Compensation Committee. Ms. Ruff has a B.A. in Business from Simmons College and a J.D. from the University of North Carolina Chapel Hill.

        The Board believes Ms. Ruff's extensive knowledge and experience in the power industry will provide the Board with unique insight to the power industry, in which the Company has many customers and is seeking to increase its presence. Furthermore, Ms. Ruff's significant legal and general business experience, successful leadership, demonstrated by serving in roles such as General Counsel and President of large organizations, and her experience as a director of another public company, are important qualifications, skills and experience that benefit the Board.

Manuel N. Stamatakis

Director since 2002
Age 63

        Mr. Stamatakis is the President and Chief Executive Officer and founder of Capital Management Enterprises, Inc., a financial services and employee benefits consulting company headquartered in Valley Forge, Pennsylvania. Over the years, Mr. Stamatakis has served on the boards of numerous non-for-profit and charitable organizations, and currently serves, among others, as Chairman of the Board of Trustees of Drexel University College of Medicine, where he is also a member of the audit and finance committees; Chairman of Philadelphia Shipyard Development Corporation and Chairman of the Pennsylvania Supreme Court Investment Advisory Board. Mr. Stamatakis received a B.S. in

Industrial Engineering from Pennsylvania State University in 1969 and received an honorary Doctorate of Business Administration from Drexel University.

        The Board believes that the vast skills, leadership, business experience and success Mr. Stamatakis has demonstrated as a founder and leader of a successful services business provides the Board with important skills, knowledge, and experience, particularly the experience and knowledge gained from starting and leading a substantial business. Mr. Stamatakis also provides the Board with knowledge of employee benefits and related matters and with strategic and leadership skills as a founder, President and CEO and of a substantial business enterprise and as a board member of numerous not-for-profit organizations, some of which are very significant in size and scope.

Sotirios J. Vahaviolos

Director since 1978
Age 65

        Dr. Vahaviolos has been the Chairman, President and Chief Executive Officer since he founded Mistras in 1978 under the name Physical Acoustics Corp. Prior to forming Mistras, Dr. Vahaviolos worked at AT&T Bell Laboratories. Dr. Vahaviolos received a B.S. in Electrical Engineering and graduated first in his engineering class from Fairleigh Dickinson University and received a Master of Science (EE), Masters in Philosophy and a Ph.D.(EE) from the Columbia University School of Engineering. During Dr. Vahaviolos' career in non-destructive testing, he has been elected Fellow of (1) The Institute of Electrical and Electronics Engineers, (2) The American Society of Nondestructive Testing, and (3) The Acoustic Emission Working Group (AEWG). Dr. Vahaviolos is also a member of The American Society for Nondestructive Testing (ASNT), where he served as its President from 1992-1993 and its Chairman from 1993-1994, a member of AEWG and an honorary life member of the International Committee for Nondestructive Testing. Additionally, he was the recipient of ASNT's Gold Medal in 2001 and AEWG's Gold Medal in 2005. He was also one of the six founders of NDT Academia International in 2008.

        Mr. Vahaviolos brings to the Board his detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of our business. In addition, his significant experience as the company's founder, Chairman, President and CEO, his leadership of our Company over three decades during various economic cycles and through its successful initial public offering, and his 43% ownership of the Company, position him well to serve as our Chairman.

        Vote Required and Recommendation of the Board.    The seven nominees receiving the greatest number of votes cast for their election as directors will be elected. The proxy committee appointed by the Board of Directors intends to vote all proxies for the election of each of these nominees, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends a vote FOR the election of the above-named nominees as directors.

ITEM 2.    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as the independent registered public accounting firm for the Company for fiscal year 2012. Shareholder ratification of the appointment is not required under the laws of the State of Delaware, but the Board has decided to ascertain the position of the shareholders on the appointment. The Audit Committee will reconsider the appointment of PwC if shareholders do not ratify the appointment. Even if the appointment is ratified, the Audit Committee will still have the discretion to appoint a different independent registered public accounting firm if the committee determines that such a change would be in the best interests of the Company and its shareholders.

        A representative of PwC is expected to attend the 2011 Annual Meeting with the opportunity to make a statement if the PwC representative desires to do so and to respond to appropriate questions presented at the meeting.

        Vote Required and Recommendation of the Board.    The ratification of the appointment of the independent registered public accounting firm requires the approval of a majority of the votes cast for this matter. The proxy committee appointed by the Board intends to vote all proxies for the ratification of PwC, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal 2012.

 AUDIT COMMITTEE REPORT

        The Audit Committee reports to and acts on behalf of the Board of Directors of Mistras Group, Inc. (the "Company") by providing oversight of the financial reporting, accounting policies and procedures and the system of internal controls of the Company. The Company's management is responsible for preparing the Company's financial statements and designing and monitoring a system of internal controls. The Company's independent registered public accounting firm, PricewaterhouseCoopers LLP ("PwC"), is responsible for evaluating the Company's system of internal controls and auditing the Company's financial statements and expressing its opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by the Company's management and the independent auditors.

        In this context, the Audit Committee has met and held discussions with management, the Company's internal auditors and PwC (including private sessions with the internal auditors, PwC, the Chief Executive Officer, the Chief Financial Officer and other members of management at Audit Committee meetings). Management represented to the Audit Committee that the Company's consolidated financial statements as of and for the fiscal year ended May 31, 2011 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PwC.

        The Audit Committee has discussed with PwC matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380). In addition, PwC provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC's communications with the Audit Committee concerning independence, and the Audit Committee and PwC have discussed PwC's independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by PwC and the fees and costs billed and expected to be billed by PwC for those services in evaluating PwC's independence.

        Based upon these reviews and discussions with management and PwC, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2011, for filing with the Securities and Exchange Commission.

James J. Forese, Chairman
Ellen T. Ruff
Manuel N. Stamatakis

 FEES OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The following table sets forth the fees billed by PwC for the audits for each of the past two fiscal years for professional services rendered for the audit of our financial statements and the fees billed in each of the past two fiscal years for the other services listed below:

	2011	2010
Audit Fees	$1,190,232	$927,709
Audit-Related Fees	96,000	435,000
Tax Fees	120,800	151,500
All Other Fees	—	—

Total	$1,407,032	$1,514,209

        Audit Fees.    Audit fees for both years consisted of aggregate fees billed for professional services rendered for the audit of our consolidated annual financial statements, review of interim consolidated financial statements, consultations on accounting matters directly related to the audit, or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

        Audit-related fees.    Audit-related fees consisted of fees associated with our registration statement on Form S-3 related to our secondary offering in May 2011 and, for fiscal 2010, our IPO.

        Tax fees.    Tax fees consist primarily of fees associated with tax compliance work, and $8,500 for other tax services in 2011 and $35,000 related to transfer pricing in 2010.

        The Audit Committee's charter provides for review and pre-approval by the Audit Committee of all audit services and permissible non-audit services, and related fees, conducted by our independent auditor. The Audit Committee meets annually to approve audit and tax fees for the year. The Audit Committee authorized the engagement of PwC on certain tax matters, provided that PwC reports to the Audit Committee Chairman in a timely manner. All of the fees and services described above under "Audit Fees," "Audit-Related Fees," and "Tax Fees" were approved by the Audit Committee and the Audit Committee concluded that the provision of such services by PwC did not impact PwC's independence in the conduct of its auditing functions.

ITEM 3:    ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Board of Directors is asking our shareholders to cast an advisory vote on the executive compensation paid to our named executive officers identified in the Summary Compensation Table under the Executive Compensation section of this proxy statement.

        The Compensation Committee of the Board of Directors recommends, approves and governs all of the compensation policies and actions for all of our named executive officers. The section of this Proxy Statement captioned "Compensation Discussion and Analysis" provides an extensive discussion of our executive compensation programs, the role the Compensation Committee plays in overseeing and developing our compensation programs and philosophy, and the reasons for our compensation programs and the compensation provided to our named executive officers. We urge you to read the Compensation Discussion and Analysis so you may better understand our compensation programs on which you are being asked to vote.

        While the results of the shareholders vote on executive compensation is non-binding, the Compensation Committee and the Board values the opinion of our shareholders and will consider the outcome of the vote when making future compensation decisions.

        Vote Required and Recommendation of the Board.    The advisory vote on executive compensation will be considered approved if a majority of the shares of common stock present or represented by proxy at the annual meeting vote FOR this item. The proxy committee appointed by the Board intends to vote all proxies to approve executive compensation, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board of Directors unanimously recommends that you vote FOR the Company's executive compensation programs and polices for our named executive officers, as described in this proxy statement.

ITEM 4:    ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

        The Board is also asking for an advisory vote by our shareholders on whether an advisory vote on executive compensation of the type described above should be presented at future annual shareholders meetings every one, two or three years hereafter.

        The Compensation Committee and the Board believes that, at the present time, an advisory vote on executive compensation every year would be in the best interests of the Company and its shareholders for a number of reasons. First, it will facilitate the ability of the Compensation Committee and the Board to be responsive to shareholder concerns relating to compensation. It will prompt shareholders to review and evaluate the Company's compensation philosophy, policies and practices each year and provide a mechanism to voice their reaction, which will provide the Compensation Committee with timely insight into whether shareholders generally believe that our compensation programs are aligned with their interests. An advisory vote that is less frequent could mean delay in identifying and addressing any shareholder concerns. In addition, an annual vote is also consistent with the annual election of directors and annual ratification of the independent auditors.

        Although the vote on the frequency of the shareholder advisory vote on executive compensation is non-binding, the Compensation Committee and the Board will consider the results in the future when they assess the frequency of the shareholder advisory votes.

        Vote Required and Recommendation of the Board.    Shareholders have a choice of selecting one of four choices (every one, two or three years or abstaining). The period of years receiving the most number of votes will be viewed as the advisory vote on this matter. The proxy committee appointed by the Board intends to select one year for all proxies, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends an advisory vote on executive compensation annually (1 year on the proxy card).

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company's 2011 Proxy Statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement for 2011.

Daniel M. Dickinson, Chairman
Richard H. Glanton
Manuel N. Stamatakis

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

        During fiscal 2011, lead by our Compensation Committee, we made significant changes to our executive compensation programs and policies. We adopted two plans to achieve the following key principles:

  •
  Link incentive compensation to Company performance and increases in shareholder value; and

  •
  Pay amounts that are reasonably competitive, fair and based upon each executives officer's contributions to performance.

Overview and Philosophy

        Our executive compensation objective, accomplished through our Compensation Committee, is to have compensation programs and policies that (1) align individual performance with our operational objectives, (2) attract and retain talent that is needed to be successful and achieve our strategic objectives, and (3) pay for performance. Overall, the objectives of our compensation programs are to attract, motivate and retain the best possible executive talent, to reward individual performance and to achieve strategic business objectives that are aimed at growing our business and aligning the long-term interests of our executives and shareholders.

        Our current compensation programs for our executive officers, which includes our "named executive officers" listed in the 2011 Summary Compensation Table below, were revised during 2011, the result of work that began in fiscal 2010. The Compensation Committee adopted two incentive plans, an annual incentive plan and a long-term plan. While awards under both of these plans for 2011 were based upon financial performance for fiscal 2011, the annual incentive plan is a cash plan, while the long-term plan provides restricted stock unit awards, which vest over four years. The objective of the annual cash plan is to pay executive officers currently in cash based on our and the executives' performance that year. The long-term plan offers the opportunity for long-term rewards that will provide incentives for our executive officers to remain with us and enhance the long-term value of the Company for the shareholders.

Role of Compensation Committee

        The Compensation Committee is responsible for the executive compensation program design and decision-making process, with input from the Chairman and CEO and the other named executive officers. The Compensation Committee annually reviews the Chairman and CEO's performance, establishes his compensation, and reviews with the Chairman and CEO his assessment of the other members of senior management and his recommendations for their compensation. The Compensation Committee consists of three directors who meet the independence requirements of the NYSE (Messrs. Dickinson, Glanton and Stamatakis).

        The Compensation Committee took an active role in overseeing the design and implementation of the two incentive programs adopted in 2011. In addition, the Compensation Committee worked closely with senior management to develop a peer group for purposes of benchmarking compensation. Also during 2011, the Compensation Committee retained an independent compensation consultant, Pay Governance LLC, to review the new compensation programs and Company's peer group and to benchmark both executive compensation and the compensation of non-employee directors. Pay Governance has been retained directly by the Compensation Committee and any services rendered for the Company are as directed by the Compensation Committee.

Components of Executive Compensation for Fiscal 2011

        The principal components of our current executive compensation program are base salary, an annual incentive program and long-term equity incentive awards. Although each element of compensation described below is considered separately, our Compensation Committee takes into account the aggregate compensation package for each individual executive officer in its determination of each individual component of that package. We also provide some benefits, such are car allowances, but these are not a significant portion of our compensation program.

        Base salary is a fixed compensation amount paid during the course of the fiscal year. Each named executive officer's base salary is reviewed on an annual basis by the Compensation Committee. Historically, we have not applied specific formulas to set base salary or to determine salary increases. In 2011, as stated above, the Compensation Committee did formally benchmark our executive officers' base salary against a peer group and industry data and will take that information into account going forward.

        The Compensation Committee believes that our named executive officers should have a meaningful portion of their total compensation opportunity linked to increasing shareholder value through the Company's business strategy of focusing upon growth opportunities and continued improvements in profitability and cash flow.

        As mentioned above, our Compensation Committee approved an annual incentive plan and a long-term compensation plan for its executive officers in 2011. These plans had financial targets for fiscal year 2011 based upon the Company's operating budget established at the beginning of fiscal year 2011. The objective of these plans is to link compensation to our performance, particularly our revenue growth, profitability and cash flow.

        The annual incentive plan ("AIP") is a cash bonus plan pursuant to which executive officers can earn a percentage of their base salary based upon the Company's performance against specific metrics. The metrics are given different weightings, and each metric has its own range for which the senior executives can earn a portion of their annual bonus based upon our performance relative to the specific metrics. In addition, each metric has a minimum threshold, below which no bonus can be earned for that metric.

        For fiscal 2011, the metrics used were (i) EBITDAS, which was net income before interest, taxes, depreciation, amortization and non-cash stock-based compensation expense, and accounted for 50% of the bonus, and (ii) revenue, which accounted for 30% of the bonus. The remaining 20% of the bonus potential was based upon the individual executive officer's performance. For the Chief Executive Officer, Chief Financial Officer, the General Counsel, and other executive officers who are not responsible for one particular business unit or segment, these two metrics (which comprise 80% of the bonus opportunity) were based 100% on the overall Company performance. For the Group Executive Vice Presidents and other executive officers whose primarily responsibilities are to manage a business unit or segment, the EBITDAS and revenue metrics were based 75% on their specific business unit's or segment's performance and 25% on the Company's overall performance.

        Each executive has a maximum bonus potential that he can earn, which is a percentage of his base salary. For Dr. Vahaviolos, our Chairman and CEO, his maximum potential bonus for fiscal 2011 was 85% of his base salary. The maximum bonus potential for fiscal 2011 for our other named executive officers ranged from 60% to 75% of base salary. If performance for a specific metric is below the level for maximum payout, a lesser percentage for the portion of the bonus related to that metric will be earned, to a minimum payout of 25% of the maximum bonus potential if the performance level for that metric is at the minimum threshold level. The Compensation Committee determined the individual performance portion of the award for the Chairman and Chief Executive Officer. The Chairman and Chief Executive Officer and the Compensation Committee determine the individual performance portion of the awards for the other executive officers.

        The Company's long-term compensation plan provides executive officers with the opportunity to earn restricted stock units (RSUs) based upon the Company's performance against specific metrics. The Company's performance against these various metrics determines what percentage, if any, of the executive officer's base salary he will receive in RSUs. The RSUs the executive officers received will vest 25% per year on each one-year anniversary date of the issuance of the RSUs.

        For fiscal 2011, the metrics used for the long-term plan were (i) EBITDAS, which accounted for 40% of the award and revenue, which accounted for 20% of the award, both of which overlap with the AIP, and (ii) free cash flow (which is net cash flows from operations, minus all capital expenditures, whether paid in cash or financed), which accounted for 20% of the award. The remaining 20% of the award potential was based upon the individual executive officer's performance.

        The revenue and EBITDAS metrics were selected for both the AIP and the long-term program because these are the two primary metrics management and the Board uses to evaluate our performance, and these have been key metrics for several years for the Company. The target levels were set based upon management's internal plan for 2011, as reviewed with the Board at the beginning of the fiscal year. The amounts required to receive maximum payout for each of these metrics were set at levels that would require excellent performance and strong overachievement against management's internal plan. Free cash flow was included as a metric for the long-term plan to provide incentives for executive officers for managing cash flow and capital expenditures.

        As with the AIP, each executive has a maximum award potential that he can earn under the long-term program, which is a percentage of his base salary. For Dr. Vahaviolos, his maximum potential long-term award for fiscal 2011 was 180% of his base salary. The maximum long-term award potential for fiscal 2011 for our other named executive officers ranged from 75% to 100% of base salary. If performance for a specific metric is below the level for a maximum award, a lesser percentage for the portion of the award related to that metric will be earned, to a minimum payout of 25% of the maximum award potential if the performance level for that metric is at the minimum threshold level. Also, similar to the AIP, the Compensation Committee determines the individual performance portion of the award for the Chairman and Chief Executive Officer, and the Chairman and Chief Executive Officer and the Compensation Committee determine the individual performance portion of the awards for the other executive officers.

Benchmarking and the Role of Compensation Consultant

        To assist in the assessment of the appropriateness and competiveness of our compensation programs, management and the Compensation Committee developed a peer group. In deciding the companies to include in the peer group, management and the Compensation Committee focused on companies that are involved in or related to the asset protection industry, and primarily selected firms that, at that time, were generally in the range of 50% to 200% of our size with respect to revenues and/or market capitalization. Upon engaging Pay Governance, the Compensation Committee requested that Pay Governance review the peer group and make recommendation. Pay Governance concurred with the companies in our initial peer group and added four additional companies, resulting in a final peer group. The peer group consisted of the following companies:

Badger Meter Inc.	Cal Dive International, Inc.
CIRCOR International, Inc.	ENGlobal Corp.
Furmanite Corporation	Global Geophysical Services Inc.
Insituform Technologies Inc.	Matrix Service Co.
National Technical Systems Inc.	OYO Geospace Corp.
Team Inc.	T-3 Energy Services Inc.#
Versar Inc.

#
Subsequently acquired by Robins & Myers, Inc.

        The Compensation Committee then retained Pay Governance to perform a benchmarking study of our executive compensation against the peer group. Pay Governance provided the committee with a report comparing our executive compensation against the our initial peer group and the final peer group with the additions recommended by Pay Governance. The report also included a comparison of our executive compensation against a national executive compensation survey database, focusing on companies of comparable size, which provided a broader sampling of data points for comparison to the proxy data for the industry specific companies in the peer group.

        The Compensation Committee used this report to assess the competiveness of our compensation programs and the various components and, as discussed below, in making compensation decisions. The Compensation Committee considered base salaries, target bonus levels, total cash compensation (base salary and cash bonus), long-term equity compensation, and total compensation. Furthermore, the report provides the Compensation Committee and management with information to assist in the continuing development of our executive compensation programs.

2011 Compensation

        The following is a discussion of the decisions made on the various components of executive compensation for fiscal 2011 for our named executive officers.

Base salary.

        During fiscal 2011, Dr. Vahaviolos received a raise from $345,000 to $375,000, effective with the beginning of fiscal 2011. For fiscal 2012, the Compensation Committee increased Dr. Vahaviolos' base salary effective June 1, 2011 to $425,000. These increases reflect Dr. Vahaviolos' value to the Company as its founder and leader, and are steps toward making Dr. Vahaviolos' salary more competitive with other CEOs in the benchmarking study.

        Historically, executive officers were reviewed and provided with salary treatment, if any, on the anniversary of their starting date with the Company. During fiscal 2011, no other named executive officers were given an increase during the year. Instead, the Compensation Committee and the CEO elected to wait until the conclusion of fiscal 2011 to make such determinations. Going forward, it is expected that all executive officers will be assessed after the end of the fiscal year and will be given raises, if any, effective August 1. This will enable the Compensation Committee and the Chairman and CEO to make these decisions after reviewing the Company's financial performance during the then just completed fiscal year and evaluating the executive officers' performance during that period.

        The delay in addressing base salary resulted in Messrs. Lange, Bertolotti and Keefe not receiving salary increases they otherwise may have received during 2011. Accordingly, the increases provided to these three officers after the conclusion of 2011 were made retroactively, effective to the date they would have normally received a salary increase. Mr. Lange's salary was increased from $264,000 to

$283,800; Mr. Bertolotti's salary was increased from $215,600 to $231,770; and Mr. Keefe's salary was increased from $190,060 to $209,000. These increases were made to reward these named executives for their contributions to the success of our business and to keep their base salaries competitive with those in the peer group. The retroactive increases were one-time events, and the next assessment for any salary treatment would be effective August 1, 2012. The portions of the retroactive pay adjustments for Messrs. Bertolotti, Keefe and Lange which pertain to periods during fiscal 2011 are included in their respective salaries for 2011 in the Summary Compensation Table below. Subsequent to the end of the fiscal year, Mr. Joyce received an increase in his base salary to $247,250.

Annual Incentive Plan.

        As stated above, in fiscal 2011 we instituted an annual incentive plan, or AIP. We achieved above the levels for maximum AIP awards for both EBITDAS and revenue, as our revenues grew 24% for the year and EDITDAS grew 33% over fiscal 2010. Similar, our Services division, which is approximately 80% of our business and on which a portion of Messrs. Bertolotti's and Lange's AIP awards are based, exceeded the maximum levels on both metrics, with revenues and EDITDAS growing similar to the company's growth. Accordingly, all the named executive officers received 100% awards for these two metrics. In addition, each of the named executive officers performed at a high level and contributed to the Company's success in achieving in excess of the maximum levels for revenue and EBITDAS metrics and realizing a 58% increase in net income in 2011 versus 2010. Accordingly, each named executive officer was awarded the full amount of his award for the individual performance portion of his AIP award. Messrs. Joyce and Keefe were awarded additional bonuses of $12,000 and $26,500, respectively, to make their total cash compensation competitive with the compensation levels of their counterparts in the peer group.

        The amounts awarded to the named executive officers for the AIP are set forth in the 2011 Summary Compensation Table under the column "Non-Equity Plan Compensation."

Long-Term Incentives.

        In fiscal 2011, we implemented a long-term incentive plan that would result in awarding restricted stock units, or RSUs, based upon the Company's performance against revenue, EBITDAS and free cash flow metrics, as explained above. We performed in excess of the levels to achieve maximum awards for revenue and EBITDAS, and therefore 100% of the awards were earned for these two metrics. As stated above under Annual Incentive Plan, all of our named executive officers performed at a high level and were awarded 100% of the individual performance awards. However, we achieved below the minimum threshold for free cash flow, thus no award was earned for this metric.

        The Compensation Committee, in consultation with the Dr. Vahaviolos, exercised its discretion to award additional long-term awards to all of the named executive officers. Various factors lead to this decision. First, the Company achieved excellent results in the growth of revenue, EBITDAS and net income. In addition, our performance far exceeded that of our peers. Furthermore, the Compensation Committee took into account the levels of long-term and total compensation of our named executive officers versus those in the benchmarking study. Accordingly, the Compensation Committee decided to reward the named executive officers for their excellent performance and keep compensation levels competitive by awarding additional long-term compensation.

        Dr. Vahaviolos was awarded $750,000 in long-term awards to be paid in RSUs. This included an award of $540,000 based upon the performance metrics and individual performance portion, and an additional discretionary award of $210,000. The total award was in excess of the Dr. Vahaviolos' maximum award under the long-term plan of $675,000. The Compensation Committee decided to award the higher amount for several reasons. First, Dr. Vahaviolos has shown tremendous vision and leadership, as the Company has experienced the significant growth in revenue and profitability over the past several years. His strategy of bundling leading edge technology with our services offerings has greatly helped the Company to be regarded as a leader in the asset protection industry. Second, taking into account the data from the benchmarking study, Dr. Vahaviolos is one of the lower paid CEOs in the peer group and in the broader national survey database utilized by Pay Governance. Furthermore, the Compensation Committee discussed with Dr. Vahaviolos a more significant increase in his base salary than the increase to $425,000 that was given. Dr. Vahaviolos demonstrated his commitment to the Company and his strong belief of the Company's prospects and future by requesting additional equity compensation rather than a larger increase in his base salary. Accordingly, the Compensation Committee decided, taking all of these factors into consideration, that a long-term award of $750,000 was appropriate.

        As for the other named executive officers, the Compensation Committee, in consultation with Dr. Vahaviolos, decided to award the other named executive officers a discretionary award in amounts that would enable them to receive a full payout on the long-term plan. Mr. Keefe was awarded an additional $20,000 to help make his total compensation more competitive with that indicated in the benchmarking study. The long-term awards granted to the other named executive officers are as follows:

	Metric and Individual Performance	Discretionary	Total
Francis Joyce	$138,000	$34,500	$172,500
Michael Lange	$211,200	$52,800	$264,000
Dennis Bertolotti	$146,608	$36,652	$183,260
Michael Keefe	$121,664	$50,416	$172,080

        These awards were paid in RSUs in August 2011, based upon the average of the high and low trading prices of our stock on August 11, 12 and 15, 2011, which was $18.61 per share. Accordingly, the named executives received the following amounts of RSUs: Dr. Vahaviolos, 40,301; Mr. Joyce, 9,269; Mr. Lange, 14,186; Mr. Bertolotti, 9,847; and Mr. Keefe, 9,247. These RSUs will vest equally over 4 years, with 25% vesting on each anniversary date of the August 15, 2011 grant. Due to the SEC rules regarding the Summary Compensation Table, these awards are not included in the 2011 Summary Compensation Table because the grants were made in fiscal 2012. However, we consider these awards part of the named executive officers' compensation for 2011.

Other Equity Awards

        In August 2010, the Compensation Committee granted discretionary RSU awards to the named executives to provide them with a long-term stake in the Company, to align their interest with that of the shareholders, and to reward their performance. These grants were made in this manner because we did not have a set formula or plan for awarding equity compensation. The following awards of RSUs were made in August 2010 to our named executive officers: Dr. Vahaviolos, 30,000; Mr. Lange, 13,500; Mr. Bertolotti, 11,000; and Mr. Keefe, 5,000. These RSUs will vest equally over 4 years, with 25% vesting on each anniversary of the August 19, 2010 grant date. The value of these awards is included in the 2011 Summary Compensation Table under the column "Stock Awards." As part of the inducement for Mr. Joyce to join us in July 2010, we granted Mr. Joyce options to purchase 35,000 shares of common stock at an exercise price of $10.03 per share (the closing price on the grant date). These options expire on the 10 year anniversary of the grant and vest equally over 4 years, with 25% vesting on each anniversary of the July 13, 2010 grant date.

Role of Executive Officers in Setting Compensation

        As the founder of the Company and the Chairman and CEO since inception, Dr. Vahaviolos has traditionally had a role in setting compensation for executive officers. Dr. Vahaviolos has been operating in the NDT and asset protection industry for more than 30 years and possesses a detailed and in-depth knowledge of the industry and our competitors, which enables him to assess the performance of our executive officers as compared to our competitors. In 2011, Dr. Vahaviolos continued to play a role in making recommendations to the Compensation Committee regarding the other executive officers of the Company and the level of overall equity awards, but his recommendations are subject to the Compensation Committee's independent review and approval. We expect this practice will continue in the future, as Dr. Vahaviolos' input and guidance as to compensation treatment for other executive officers is vital for the Compensation Committee.

Impact of Tax Treatment

        The Company and the Compensation Committee consider tax, tax deductibility and accounting treatment of various compensation alternatives, and strive to structure all compensation to be fully tax deductible. However, these are not the driving or most influential factors. The Compensation Committee may approve non-deductible compensation arrangements if it believes they are in the best interests of the Company and its shareholders, taking into account several factors, including our ability to utilize deductions based on projected taxable income.

Employment Agreements and Severance Arrangements

        Effective September 1, 2009, we entered into an employment agreement with Dr. Vahaviolos for the positions of executive chairman of the board and chief executive officer. The agreement has a term of four years until August 31, 2013, and will automatically renew for successive one-year periods in the absence of an election by either party to terminate. The employment agreement is described further under "Vahaviolos Employment Agreement" and "Potential Payments upon Termination of Employment." We currently have no employment agreements or severance arrangements with our other named executive officers, although we may in the future enter into employment agreements or adopt severance or change in control policies.

Hedging Prohibitions

        Our Insider Trading Compliance Policy prohibits all of our employees, including our executive, officers, and directors from (i) trading in options of any kind or other derivatives related to our securities, (ii) selling our securities short or (iii) holding our securities in margin accounts.

Continuing Review of Compensation Practices

        We have been a public company for less than two years, and are still making the transition from a private company to a public company. As a result, we are continuing to review our compensation practices and programs and expect to make additional changes going forward. Two such areas we are considering involve stock ownership guidelines and recoupment. We current do not have any stock ownership or retention guidelines for our executive officers or directors. In addition, we currently do not have a formal policy regarding recoupment or recovery of adjustments of compensation awards in case an accounting restatement or adjustment results in a change of a performance measurement that would have reduced an award or incentive payment. We are in the process of reviewing accepted practices in these areas and expect to address these two matters in 2012.

Risk Assessment of Compensation Practices and Programs

        Our Compensation Committee and senior management assessed whether our compensation practices and program for employees pose any material risk to the Company and determined that our compensation practices and programs are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table provides information regarding the compensation of our Chief Executive Officer, the two individuals who served as our Chief Financial Officer during fiscal 2011, and each of the next three most highly compensated executive officers in fiscal 2011. We refer to these individuals as our "named executive officers."

2011 Summary Compensation Table

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards $(1)	Option Awards ($)(2)	Non-Equity Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Sotirios J. Vahaviolos	2011	376,154	—	302,400	—	318,750	26,087	1,023,391
Chairman, President and	2010	345,000	125,000	—	9,712,500	—	22,638	10,205,138
Chief Executive Officer	2009	312,716	120,000	—	—	—	22,769	455,485
Francis T. Joyce	2011	203,481	—	—	156,475	150,000	6,716	516,672
Executive Vice President, Chief Financial Officer and Treasurer (joined Company in July 2010)
Michael J. Lange	2011	272,250	—	136,080	—	198,000	18,383	624,713
Group Executive Vice President,	2010	259,146	85,000	—	841,750	—	19,938	1,205,834
Services	2009	198,000	78,000	—	—	—	17,494	293,494
Dennis Bertolotti	2011	222,363	—	110,880	—	140,140	44,700	518,083
President and Chief Operating	2010	202,464	80,000	—	—	—	13,608	296,072
Officer, Services
Michael C. Keefe	2011	199,560	—	50,400	—	150,000	11,194	411,154
Executive Vice President,	2010	93,568	20,000	—	189,987	—	6,094	309,649
General Counsel and Secretary
Paul Peterik	2011	94,621	—	—	—	—	6,522	101,143
Former Chief Financial Officer	2010	231,000	100,000	—	323,750	—	13,321	668,071
(until August 2010)	2009	219,527	74,000	—	—	—	16,365	309,892

Note about the Summary Compensation Table:    The SEC disclosure rules require that the Summary Compensation Table include in each year the aggregate fair value, as of the grant date, of all stock, option or other equity awards granted during that year. In August 2011, subsequent to our May 31, 2011 fiscal year end, we granted RSU awards to our named executive officers as part of the 2011 compensation. These grants were based upon our performance in 2011 against financial performance metrics and the performance of the individual named executive officers during 2011. As a result of the grants being made after the end of fiscal 2011, these RSU awards do not appear in the table, but will appear in the table next year as 2012 awards. Accordingly, the 2011 Summary Compensation Table does not fully reflect the pay-for-performance executive compensation program implemented by the Compensation Committee for 2011. See the Compensation Discussion and Analysis for a discussion about executive compensation decisions for 2011.

(1)
This column represents the fair market value of restricted stock units ("RSUs") awarded in August 2010.

(2)
Represents grant date fair value of stock option awarded in the fiscal year, calculated using the Black-Scholes option valuation model in accordance with U.S. GAAP. The valuation assumptions used to determine these amounts are described under "Stock-based compensation" in Note 2 to the Company's audited financial statements for the year ended May 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on August 12, 2011.

(3)
The amounts in this column represent the cash payments under the annual incentive program made to each named executive officer after the conclusion of the fiscal year. Amounts paid to the named executive officers under the annual incentive program are determined based upon the Company's performance against financial metrics and the individual performance and contributions of the named executive officers during the fiscal year.

(4)
All Other Compensation in 2011 included the following: $15,926 of vehicle allowance and $8,631 of matching contributions under our 401(k) plan for Dr. Vahaviolos; $3,654 of vehicle allowance and $2,123 of matching contributions under our 401(k) plan for Mr. Joyce; $11,331 of vehicle allowance and $5,975 of matching contributions under our 401(k) plan for Mr. Lange: $6,391 of vehicle allowance, $4,769 of matching contributions under our 401(k) plan and $32,658 of relocation expenses for Mr. Bertolotti; $4,554 of vehicle allowance and $5,863 of matching contributions under our 401(k) plan for Mr. Keefe; and $1,950 of vehicle allowance and $3,630 of matching contributions under our 401(k) plan for Mr. Peterik.

Grants of Plan-Based Awards in Fiscal 2011

        The following table provides information regarding grants of plan-based awards to our named executive officers in fiscal 2011:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All other stock awards: number of shares of stock or units (#)	All other option awards: number of securities underlying options (#)
									Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards ($)(4)
Name	Grant date		Threshold ($)	Target ($)	Maximum ($)
Sotirios J. Vahaviolos	8/19/2010					30,000	—		—	302,400
		(1)	63,750	181,688	318,750
		(2)	135,000	384,750	675,000
Francis T. Joyce	7/13/2010						35,000	(3)	10.03	156,475
		(1)	27,600	78,660	138,000	—
		(2)	34,500	98,325	172,500
Michael J. Lange	8/19/2010					13,500	—		—	136,080
		(1)	39,600	112,860	198,000
		(2)	52,800	150,480	264,000
Dennis Bertolotti	8/19/2010					11,000	—		—	110,880
		(1)	28,028	79,880	140,140
		(2)	36,652	104,458	183,260
Michael C. Keefe	8/19/2010					5,000	—		—	50,400
		(1)	24,708	70,417	123,539
		(2)	30,410	86,667	152,048

(1)
Amounts are potential payouts under the Company's annual incentive plan for executive officers for fiscal 2011, which are based on Company and individual performance goals. The threshold assumes no individual award and minimum corporate performance; maximum assumes corporate performance at or above the levels needed for maximum payout and full awards for individual performance. The program does not have specific target amounts, but the internal goals for corporate performance equated to levels which were approximately 57% of maximum payout, so target levels are set at 57% of maximum awards. The actual awards for fiscal 2011 are included under the non-equity incentive plan compensation in the 2011 Summary Compensation Table.

(2)
Amounts are potential payouts under the Company's long-term incentive plan for executive officers for fiscal 2011, which are based on Company and individual performance goals. The plan results in the award of restricted stock units, or RSUs, which were awarded after the end of fiscal 2011. However, the award potentials are established in dollar values, and the amount of RSUs granted were based on the dollar value of the award, using the average of the high and low trading prices of the Company's common stock on August 11, 12 and 15, 2011. Because the awards are based upon dollar values, not share or unit numbers, these awards are included under non-equity awards. However, as disclosed in the note to the 2011 Summary Compensation Table, because these awards are paid in equity grants, these are not included in the 2011 Summary Compensation Table as the grants were made after the end of fiscal 2011. The threshold assumes no individual award and minimum corporate performance; maximum assumes corporate performance at or above the levels needed for maximum payout and full awards for individual performance. The program does not have specific target amounts, but the internal goals for corporate performance equated to levels which were approximately 57% of maximum payout, so target levels are set at 57% of maximum awards.

(3)
This option award was granted pursuant to our 2009 Long-Term Incentive Plan. The options vest in four equal annual installments commencing on the first anniversary of the grant date.

(4)
The amount in this column represents the aggregate grant date fair value. For stock awards, this amount is based upon the closing price of our common stock on the date of the grant. The grant date fair value of options is calculated using the Black-Scholes option valuation model in accordance with US GAAP, and the valuation assumptions used to determine these amounts are described under "Stock-based compensation" in Note 2 to our audited financial statements for the year ended May 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on August 12, 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

        The following table provides information regarding equity awards granted to our named executive officers that were outstanding as of May 31, 2011:

		Option awards				Stock Awards
Name	Award Date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)(1)	Option exercise price ($/share)	Option expiration date	Number of shares or units of stock that have not vested(#)(2)	Market Value of shares or units of stock that have not vested($)
Sotirios J. Vahaviolos	9/01/2009	487,500	1,462,500	13.46	9/01/2019
	8/19/2010					30,000	522,300
Francis T. Joyce	7/13/2010	—	35,000	10.03	7/13/2020	—	—
Michael J. Lange	7/21/2009	84,500	84,500	13.46	7/21/2019
	8/19/2010					13,500	235,035
Dennis Bertolotti	4/09/2009	13,000	13,000	10.00	4/09/2019
	8/19/2010					11,000	191,510
Michael C. Keefe	12/28/2009	12,396	22,604	14.67	12/28/2019
	08/19/2010					5,000	87,050

(1)
The options vest in four equal annual installments commencing on the first anniversary of the date of the award, except for the options granted to (a) Mr. Lange, which vest in four equal annual installments commencing June 1, 2010, and (b) Mr. Keefe, which vest as to 25% of the shares on the first anniversary date of the award and the remaining 75% vest ratably over the following 36 months, until fully vested on the fourth anniversary date of the award.

(2)
The RSUs vest in four equal annual installments commencing on the first anniversary of the date of the award.

Option Exercises and Stock Vesting in Fiscal 2011

        During fiscal 2011, no options were exercised by our named executive officers and no stock awards granted to our executive officers vested.

Pension Benefits and Non-Qualified Deferred Compensation

        We do not currently provide our named executive officers with pension benefits or nonqualified deferred compensation.

Potential Payments upon Termination of Employment

        As of the end of fiscal 2011, none of our named executive officers other than Dr. Vahaviolos was entitled to receive any benefits in connection with a termination of employment. The following summarizes the payments and benefits that would be owed by us to Dr. Vahaviolos upon termination under the circumstances described below, in each case assuming termination occurred on May 31, 2011.

Event	Salary	Incentive Bonus(1)	Unvested Equity Awards(2)	Healthcare and other Benefits	Total
Termination by Company without cause/termination by Dr. Vahaviolos for good reason, with no change in control	$375,000	$637,000	$6,299,175	$70,744	$7,381,919
Change of control and termination by Company without cause/termination by Dr. Vahaviolos for good reason	$750,000	$955,500	$6,299,175	$70,744	$8,075,419
Disability or death	$187,500	$318,500	$6,299,175	$27,112	$6,832,287

(1)
Includes the current fiscal year (2011) cash bonus of $318,750 in all three situations, plus one year (two years in case of change in control) of the greater of (i) bonus at 75% of salary or (ii) current year's bonus of $318,500.

(2)
Dr. Vahaviolos' unvested stock options and restricted stock units vest upon the termination of his employment for any of the events listed above. The price of our common stock on May 31, 2011 was $17.41 per share, and Dr. Vahaviolos had 1,462,500 unvested options with an exercise price of $13.46 per share and 30,000 restricted stock units as of May 31, 2011.

        Termination without cause occurs if Dr. Vahaviolos is terminated for any reason other than: (1) a conviction of or a nolo contendre (uncontested) plea to a felony or an indictment for a felony against Mistras that has a material adverse effect on our business; (2) fraud involving Mistras; (3) willful failure to carry out material employment responsibilities; or (4) willful violation of a material company policy, in each case subject to a 30 day cure period if the act or omission is curable by Dr. Vahaviolos.

        Dr. Vahaviolos may terminate his employment for good reason as follows: (1) a material reduction in his status or position, including a reduction in his duties, responsibilities or authority, or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position; (2) a reduction in his base salary or failure to pay such amount; (3) a reduction in his total target incentive award opportunity; (4) a breach by us of any of our material obligations under the employment agreement; (5) a required relocation of his principal place of employment of more than 50 miles; or (6) in connection with a change in control, a failure by the successor company to assume our obligations under his employment agreement.

        Termination in connection with a change in control occurs if we terminate Dr. Vahaviolos' employment without cause at the request of an acquirer or otherwise in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or we terminate him without cause or he terminates his employment for good reason within two years after a change in control.

Vahaviolos Employment Agreement

        We have an employment agreement with Dr. Vahaviolos for the positions of executive chairman of the board and chief executive officer. The agreement has an initial term of four years, until August 31, 2013, and is automatically renewable for successive one-year periods in the absence of an election by either party to terminate. The employment agreement provides for an initial annual base salary of $345,000, subject to annual review by the Compensation Committee. Dr. Vahaviolos is entitled to annual short-term incentive opportunities targeted at 75% of his annual base salary. Under his employment agreement, Dr. Vahaviolos was granted an option to purchase 1,950,000 shares of our common stock with an exercise price equal to $13.46 per share pursuant to our 2007 Stock Option Plan. The options are subject to a four-year vesting schedule, with 25% of the options vesting each upon the first, second, third and fourth anniversary of their issuance.

        Under his employment agreement, Dr. Vahaviolos is entitled to receive payments and other benefits upon the termination of his employment. These payments and other benefits are described under "Potential Payments upon Termination of Employment" above. If Dr. Vahaviolos is subject to the federal excise tax on "excess parachute payments" for benefits he is entitled to under his employment agreement or otherwise from us, he is entitled to receive an amount necessary to offset the excise taxes and any related income taxes, penalties and interest.

        Post-employment payments and benefits under the employment agreement are subject to compliance by Dr. Vahaviolos with the restrictive covenants in the agreement, including non-disclosure, non-competition and non-solicitation covenants. The non-competition and non-solicitation covenants expire on the second anniversary of the termination of Dr. Vahaviolos' employment. The non-disclosure covenant does not expire. If Dr. Vahaviolos violates any of these covenants, he will not be entitled to further payments and benefits under the employment agreement and must repay us for the post-employment payments and benefits received under the agreement. All post-employment payments or benefits under the employment agreement are conditioned on the execution of a general release of claims by Dr. Vahaviolos in favor of us, our affiliates, and our officers, directors and employees.

        We currently have no employment agreements with our other named executive officers.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

        Shareholders may submit proposals on matters appropriate for shareholder action at meetings of the Company's shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. If a shareholder wants us to include such a proposal in our proxy statement for presentation at our 2012 annual meeting of shareholders, the proposal must be received by our Corporate Secretary, at 195 Clarksville Road, Princeton Junction, New Jersey 08550, no later than May 21, 2012, and all applicable requirements of Rule 14a-8 must be satisfied. If the shareholder submitting the proposal is not the holder of record, the shareholder will need to submit to us proof of ownership for at least one year. This can generally be obtained from the bank, broker or other nominee holding the shares. We are not required to include any proposal received after May 21, 2012 in our proxy materials for the 2012 annual meeting.

        A shareholder may also nominate directors or have other business brought before the 2012 annual meeting by submitting the nomination or proposal to us on or after June 19, 2012, and on or before July 19, 2012, in accordance with Section 2.14 of our bylaws. If, however, our 2012 annual shareholders meeting is held before September 17, 2012 or after December 16, 2012, the time period for a shareholder to submit a nomination or proposal will be modified in accordance with Section 2.14 of our bylaws. The nomination or proposal must be delivered to our Corporate Secretary at 195 Clarksville Road, Princeton Junction, New Jersey 08550, and meet all the requirements of our bylaws. Our bylaws are available on our website at http://investors.mistrasgroup.com/governance.cfm.

 Directions to Mistras Group Headquarters

195 Clarksville Road

Princeton Junction, New Jersey 08550

From Route 1 North from Trenton:

        Take exit for Quakerbridge Road (County Road 533) heading south. Merge onto Quakerbridge Road heading south, then make left at traffic light at Clarksville Road (County Road 638). Stay on Clarksville Road for approximately 2 miles, and the entrance to Mistras headquarters will be on the left. Upon entering the parking lot, Mistras headquarters is the building on the right.

        From Route 1 South from North Brunswick:

        Take the second exit for Alexander Road. Merge onto Alexander Road and take to the traffic circle. Take the first turn off the traffic circle (1/4 of the way around the traffic circle) on to North Post Road. Take North Post Road to the first traffic light, and make a right onto Clarksville Road. Take Clarksville Road approximately 1/2 mile to Mistras headquarters on right. Upon entering the parking lot, Mistras headquarters is the building on the right.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000114304_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Daniel M. Dickinson 02 James J. Forese 03 Richard H. Glanton 04 Michael J. Lange 05 Ellen T. Ruff 06 Manuel N. Stamatakis 07 Sotirios J. Vahaviolos MISTRAS GROUP, INC. 195 CLARKSVILLE ROAD PRINCETON JUNCTI0N, NJ 08550 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date, October 16, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date, October 16, 2011. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the selection by the audit committee of the board of directors of PricewaterhouseCoopers LLP as independent registered public accounting firm of Mistras Group, Inc. for its fiscal year ending May 31, 2012. 3. Approval of an advisory vote on the compensation of our named executive officers. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 4. An advisory vote on the preferred frequency of a shareholder advisory vote on the compensation of our named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions)

0000114304_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting & Proxy Statement, and the Annual Report is/are available at www.proxyvote.com . MISTRAS GROUP, INC. Annual Meeting of Shareholders October 17, 2011 5:00 PM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoints Sotirios Vahaviolos, Michael Keefe, and Francis Joyce, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MISTRAS GROUP, INC. that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held at 5:00 PM, Eastern Time on October 17, 2011, at the 195 Clarksville Road, Princeton Junction, New Jersey 08550, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side